Exhibit 10.7

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between MGO GLOBAL INC. (the “Company”) and MAXIMILIANO OJEDA (the “Executive”). The Company and the Executive may hereinafter be referred to jointly as the “Parties.”

WITNESSETH:

WHEREAS, the Executive and the Company entered into an employment agreement, dated July 19, 2022 (the “Original Effective Date”);

WHEREAS, the Parties desire to amend and restate the employment agreement on the terms and conditions set forth herein;

WHEREAS, the Executive’s employment shall continue under this agreement on October 13, 2022 (the “Effective Date”);

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company entering into an employment agreement with the Executive;

WHEREAS, the Executive is now the Chief Executive Officer of the Company and thus the key senior executive of the Company, as well as an executive member of the Board;

WHEREAS, the Company would like enter into a formal agreement with the Executive to set forth the terms of Executive’s employment and to provide for certain severance payments and other benefits in the event Executive’s employment is terminated by the Company without cause or by the Executive for “Good Reason” (as defined below); and

WHEREAS, Executive wishes to be employed by the Company and provide full-time services to the Company in return for the compensation and benefits detailed herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Employment.

a.	Term. Subject to Section 4 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for a period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”); provided however that the period of the Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party hereto provides the other Party hereto with written notice that such period shall not be so extended at least one hundred and twenty (120) days in advance of the expiration of the Initial Term or the then-current Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

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b.	Position and Duties. Executive (i) shall serve as the Chief Executive Officer of the Company with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, as of the Effective Date, the Executive shall retain his appointment as an executive member of the Board and the Company shall use commercially reasonable efforts to cause Executive to be reflected as a member of the Board while employed hereunder.

c.	Place of Employment Executive shall perform the services required by this Agreement at the Company’s executive offices in Fort Lauderdale, Florida. In addition, the Company may from time to time require Executive to travel temporarily to other locations on the Company’s business.

2.	Compensation and Related Matters.

a.	Annual Base Salary. Executive shall receive a base salary at the rate of $180,000 per annum (the “Annual Base Salary”), subject to withholdings and deductions and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board’s Compensation Committee not less than annually and may be adjusted from time to time.

b.	Bi-Annual Bonus. Commencing in the calendar year 2022 and each calendar year thereafter during Executive’s employment with the Company, Executive will be eligible to receive a discretionary bi-annual performance bonus, with a target achievement of up to 100% of Annual Base Salary (the “Bi-Annual Bonus”). The amount of the Bi-Annual Bonus that shall be payable shall be based on the achievement of predetermined performance goals to be determined by the Board, in its sole discretion. The amount of any Bi-Annual Bonus for which Executive is eligible shall be reviewed by the Board from time to time, provided that that target achievement for the Bi-Annual Bonus shall not be less than up to 100% of Annual Base Salary. Any Bi-Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies, less authorized deductions and required withholding obligations, and is payable as follows: the first Bi-Annual Bonus shall be paid within 75 days following the end of the second quarter ended June 30; and the second Bi-Annual Bonus shall be paid within 75 days following the end of the calendar year, ended December 31.

c.	Benefits. Executive shall participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, subject to the terms and conditions of such plans, including, without limitation, an executive family medical package.

d.	Life Insurance. The Company shall directly pay or reimburse Executive for the premiums of a term life insurance policy, up to a maximum of $10,000 annually. If Executive’s employment terminates for any or no reason, the Company shall have no obligation to continue to bear the costs of the life insurance policy for Executive, but Executive may choose to assume responsibility for payments required to continue the policy.

e.	Vacation. Executive shall be entitled to 30-days of paid time-off for vacation, as well as sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage his schedule.

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f.	Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

3.	Equity Awards.

a.	Stock Option. Upon the Company becoming publicly traded on a national exchange, and further subject to approval by the Board, on the date determined in accordance with the Company’s established policy, Executive shall be granted a five-year option (the “Option”) to purchase a total of 300,000 shares of the Company’s common stock as follows: 100,000 shares on the date the Company commences trading on a national exchange; 100,000 shares on the one-year anniversary of the date the Company commences trading on a national exchange; and 25,000 shares on the last day of each quarter, or March 31, June 30, September 30 and December 31, in each calendar year. The per share exercise price of the Option shall be equal to initial public offering price of the Company’s common stock. The Option shall vest and become exercisable subject to the terms set forth in the 2022 Equity Incentive Plan expected to be approved by the Board and effectuated prior to the Company going public by way of Initial Public Offering of its common stock on a national exchange. The Option shall otherwise be subject to the terms of the plan pursuant to which it is granted and/or an option agreement to be entered into between Executive and the Company.

b.	Additional Equity Awards. Executive shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time, as recommended by the Compensation Committee and approved by the Board of Directors.

4.	Termination.

a.	Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 90-days notice to the other Party (toe date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the date of termination; (b) unused paid time off (consistent with Section 2.f. hereof) paid out at the per-business-day Base Salary rate; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses in accordance with Section 2.g. hereof (collectively, the “Accrued Amounts”). The Accrued Amounts described in Section 4.a shall by paid to the Executive within 30 days following the Termination Date (or, if after, following the Executive’s presentation of supporting documentation for unreimbursed expenses in accordance with 2.g.).

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b.	Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (a) by the Company other than for Cause, death or Disability or (b) by the Executive for Good Reason, in addition to the Accrued Amounts, (i) the Executive shall be entitled to continuation of the Base Salary at the rate in effect immediately prior to the Termination Date for 12 months following the Termination Date paid in accordance with the Company’s normal payroll practices, but no less frequently than monthly (the “Base Salary Continuation”); and (ii) if the Executive elects to continue group health coverage under any Company group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive for a portion of his COBRA premiums, such that his unreimbursed cost of COBRA premiums does not exceed the cost to the Executive of such health plan premiums immediately prior to termination, for a period of up to one year after his termination (or until he is no longer eligible for COBRA continuation, if sooner). Notwithstanding clause (ii) of the preceding sentence, such reimbursements for COBRA premiums shall not be made to the extent such payments would result in any additional tax or penalty to the Company under the Affordable Care Act or any other applicable law. In the event the group health coverage is self-insured, the Company shall include in the Executive’s gross income, the imputed value of the employer-subsidized COBRA premiums. The Executive shall be responsible for the full amount of COBRA premiums for any periods exceeding the time set forth above. In addition, in the event of a termination covered by this Section 4.b., the Executive shall be entitled to a lump sum payment equal to one hundred percent (100%) of his annual Base Salary (“Bonus Severance”).The Company’s obligations to pay the Base Salary Continuation, the Bonus Severance and COBRA premiums described above shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement. Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, the Base Salary Continuation shall be paid in equal installments commencing during the sixty (60) day period following the Termination Date, the Bonus Severance shall be paid during the sixty (60) day period following the Termination Date and the reimbursement of COBRA premiums shall be made after substantiation of such expenses; provided, that the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibits A and B (the “Release”) and the period (if any) during which the Release can be revoked has expired within such sixty (60) day period; provided, further, that, if such sixty (60) day period begins in one calendar year and ends in another calendar year, to the extent required under Section 409A (as defined below), payment of the Base Salary Continuation installments, Bonus Severance and reimbursement of the COBRA premiums that otherwise would have been paid during that sixty (60) day period shall be accumulated and paid in the second calendar year after expiration of the period for revoking the Release (but within the specified sixty (60) day period).

c.	Voluntary Resignation by the Executive other than for Good Reason; Termination due to Death or Disability; Termination Due to, Upon or Following Non-Renewal of the Agreement. If (a) the Executive voluntarily terminates his employment at any time, other than for Good Reason, (b) if the Executive’s employment is terminated due to the Executive’s death or Disability or (c) if the Executive’s employment terminates due to, upon or following non-renewal of the Agreement by either Party in accordance with Section 1.a., then the Executive (or his estate) shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than the Accrued Amounts.

d.	Termination by the Company for Cause. If the Company terminates the Executive’s employment for Cause, then the Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than the Accrued Amounts.

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e.	Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon termination of his employment.

f.	Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Board, if applicable. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

g.	Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company.

h.	Duty of Confidentiality. Executive agrees that during employment with the Company and for a period of two (2) years following the termination or resignation of Executive from employment with the Company, Executive shall not, directly or indirectly, divulge or make use of any Confidential Information of the Company other than in the performance of Executive’s duties for the Company. While employed by the Company, Executive shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information of the Company. In the event that Executive becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, Executive shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose longer duties of non-disclosure.

i.	Return of Property and Information. Executive agrees not to remove any Company property from Company premises, except when authorized by the Company. Executive agrees to return all Company property and information (whether confidential or not) within Executive’s possession or control within seven (7) calendar days following the termination or resignation of Executive from employment with the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company to Executive or which Executive has developed or collected in the scope of Executive’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Executive shall certify in writing that Executive has complied with this provision; and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Executive. Executive may only retain information relating the Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.

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j.	Assignment of Work Product and Inventions. Executive hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to Company and/or obtain patents, trademark registrations or copyrights belonging to Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by Executive, alone or with others, during the term of Executive’s employment relating to the Company. This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the Business of Company and have been developed in whole or in part during the term of Executive’s employment. Executive agrees to advise the Company in writing of each invention that Executive, alone or with others, makes or conceives during the term of Executive’s employment and which relate to the Business of Company. Notwithstanding any provision of this Agreement, Executive shall not be required to assign, nor shall Executive be deemed to have assigned, any of Executive’s rights in any invention that Executive develops entirely on his own time without using Company’s equipment, supplies, facilities, or Trade Secrets, except for inventions that either: (1) relate, at the time that the invention is conceived or reduced to practice, to the Business of Company or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company on behalf of the Company. Inventions which Executive developed before Executive came to work for the Company, if any, are described in the attached Exhibit B, and excluded from this Section. The failure of the parties to attach any Exhibit B to this agreement shall be deemed an admission by Executive that Executive does not have any pre-existing inventions.

k.	Non-Competition. Executive agrees that during the Restricted Period, and within the Restricted Territory, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, perform services on behalf of a Competing Business, and which are the same as or similar to those types of services conducted, authorized, offered, or provided by Executive to the Company within 24 months prior to Executive’s termination or resignation.

l.	Non-Recruitment of Company Employees and Contractors. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of the Company with whom Executive had Material Contact, to terminate or lessen such employment or contract with the Company.

m.	Non-Solicitation of Company Customers. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit any actual or prospective customers of the Company with whom Executive had Material Contact, for the purpose of selling any products or services to such customers on behalf of a Competing Business.

n.	Non-Solicitation of Company Vendors. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit any actual or prospective Vendor of the Company with whom Executive had Material Contact, for the purpose of purchasing products or services to support a Competing Business.

o.	Acknowledgements. Executive acknowledges and agrees that the provisions of Section 4 are reasonable as to time, scope and territory given the Company’s need to protect its Confidential Information and its relationships and goodwill with its customers, suppliers, employees and contractors, all of which have been developed at great time and expense to the Company. Executive represents that Executive has the skills and abilities to obtain alternative employment that would not violate these Restrictive Covenants in the event tori Executive leaves employment with the Company, and that these Restrictive Covenants do not pose an undue hardship on Executive. Executive further acknowledges that Executive’s breach of any of the provisions of Section 4 would likely cause irreparable injury to the Company, and therefore entitle the Company to injunctive relief, in addition to any other remedies available in law or equity, without the necessity of posting a bond.

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5.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company , Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

6.	Miscellaneous Provisions.

a.	Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive bring the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Confidential Information Agreement”).

b.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

c.	Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

(i)	If to the Company at:

MGO Global Inc.

1515 SE 17th Street, Suite 121/#460596

Fort Lauderdale, Florida 33345

347-913-3316

(ii)	If to Executive, at the address set forth on the signature page hereto.

(iii)	Or at any other address as any Party shall have specified by notice in writing to the other Party.

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d.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

e.	Entire Agreement. The terms of this Agreement, collectively with the Change in Control and Severance Agreement and the Confidential Information Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, collectively with the Change in Control and Severance Agreement and the Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

f.	Amendments; Waivers, This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

g.	Arbitration. Executive and the Company agree that if my dispute, controversy or claim should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company or this Agreement, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator conducted in the state of Florida, in accordance with the commercial rules of the American Arbitration Association then in force. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding anything herein to the contrary, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

h.	Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement (including, without limitation, any allowances and reimbursements) any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

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7.	Section 409A.

The intent of the Parties is that the payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (collectively with the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, “Section 409A”). and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

MGO GLOBAL INC.

By:	/s/ Julian Groves

Name: Julian Groves, Chief Operating Officer and Director

EXECUTIVE

By:	/s/ Maximiliano Ojeda

Name: Maximiliano Ojeda

Address: 1515 SE 17th Street Suite 121/#460596

Fort Lauderdale, Florida 33345

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EXHIBIT A

EMPLOYEE CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into by and between MGO GLOBAL INC., a Delaware company, on behalf of itself, its subsidiaries and other corporate affiliates (collectively referred to herein as the “Company”), and MAXIMILIANO OJEDA (“Employee”) (the Company and Employee are collectively referred to herein as the “Parties”) as of October 13, 2022 (the “Effective Date”).

In consideration of Employee’s employment or continuing employment with the Company (hereafter, “employment”), which Employee acknowledges to be good and valuable consideration for Employee’s obligations hereunder, the Company and Employee hereby agree as follows:

1.	Representations and Acknowledgements. Employee acknowledges and agrees that: (i) among the Company’s most valuable and indispensable assets are its Confidential Information and its close relationships with its Customers (defined below) and Suppliers (defined below, which includes, without limitation, employees which the Company has devoted and continues to devote a substantial amount of time, money and otter resources to develop; (ii) in connection with Employee’s employment with the Company, Employee will be exposed to and acquire the Company’s Confidential Information and develop, at the Company’s expense and support, special and close relationships with the Company’s Customers and Suppliers; (iii) Employee would not be able to engage in the activities restricted by this Sections 3 through 5 below without using or disclosing Confidential Information and trade secrets of the Company; (iv) the Company’s Confidential Information and close relationships with its Customers and Suppliers must be protected; (v) the Company is employing or continuing to employ Employee only because of the promises and acknowledgements that Employee makes in this Agreement; (vi) to the extent required by law, the covenants in this Agreement are reasonable and do not impose a greater restraint on Employee than is necessary to protect the Company’s Confidential Information, close relationships with its Customers and Suppliers, and other legitimate business interests; (vii) Employee’s compliance with such covenants will not inhibit Employee from earning a living or from working in Employee’s chosen profession; and (viii) any breach of such covenants will result in the Company bang placed at an unfair competitive disadvantage and cause the Company serious and irreparable harm to its business.

2.	Confidentiality and Disclosure of Information, In the course of Employee’s employment hereunder, Employee will receive, contribute to the production of, become privy to the Company’s Confidential Information (as hereinafter defined). Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Employee will cause irreparable harm to the Company, for which remedies at law will not be adequate.

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2.1.	Employee agrees that during and in perpetuity after Employee’s employment by Company, Employee shall (i) hold in confidence and treat all Confidential Information as strictly confidential; (ii) not directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever, except as required in the good faith performance of Employee’s duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the good faith performance of Employee’s duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. To the extent permitted by applicable law, Employee shall promptly provide written notice of any such order to an authorized officer of the Company after receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. Employee agrees that during Employee’s employment by Company and in perpetuity thereafter, Employee shall hold in confidence and shall not directly or indirectly reveal report, publish, copy, duplicate, disclose, transfer or otherwise misappropriate any Confidential Information to any person or entity, or utilize such Confidential Information for any purpose, except within the course of Employee’s employment with Company.

2.2.	All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any form or media in any way incorporating or reflecting any Confidential Information of Company shall belong exclusively to Company. Upon termination of his employment for any reason, or at any time Company may request prior thereto, Employee shall immediately surrender and turn over to Company any of Company’s property whatsoever and all Confidential Information of Company, whether the same be in writing, print, copy, audio or video tape, computer program or disc, picture, or any other medium whatsoever, and whether appearing in original documents, summaries, excerpts, abstracts or other formats, and shall provide Company with all information necessary to access and use said Confidential Information. Employee shall have no right to retain any originals or copies of the foregoing for any reason whatsoever after termination of his employment hereunder without the express prior written consent of Company and, upon termination, Employee shall certify in writing that he no longer possesses and has not distributed or retained any Confidential Information of Company or any of Company’s property whatsoever.

2.3.	Notwithstanding the terms of this Agreement, the obligation of Employee to protect the confidentiality of any Confidential Information shall terminate as to any information or materials which: (i) are, or become, public knowledge through no act or failure to act of Employee in violation of Employee’s obligations to the Company; (ii) are publicly disclosed by the proprietor thereof; (iii) are lawfully obtained without obligations of confidentiality by Employee from a third party after reasonable inquiry regarding the authority of such third party to possess and divulge the same; (iv) are independently developed by Employee from sources or through persons that Employee can demonstrate had no access to Confidential Information; or (v) are lawfully known by Employee at the time of disclosure other than by reason of discussions with or disclosures by Company. Employee’s confidentiality obligations set forth herein shall not be interpreted or applied in a manner that would conflict with Employee’s rights, if any, under the NLRA, as defined and further described in Section 9 below.

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2.4.	As used in this Agreement, “Confidential Information” means information or material, whether oral or written, that is proprietary to Company or designated (either expressly or by virtue of the manner in which such information or material is traditionally treated in business settings) as confidential information by Company and not generally known by non-Company personnel, which Employee may develop or which Employee may receive, obtain knowledge of or become privy to through or as a result of Employee’s relationship with Company (including information conceived, originated, discovered or developed in whole or in part by Employee). “Confidential Information” includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how”, marketing techniques and materials, marketing and development plans, names of employees and information related to them, customer names, contacts, and other information related to customers, price lists, pricing policies, and financial data, information and projections. “Confidential Information” also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as “Confidential Information,” whether or not owned or developed by Company. Information that is publicly known and that is generally employed by the trade or generic information or knowledge which Employee would have learned in the course of similar work elsewhere in the trade is not intended to and shall be deemed not to be a part of the “Confidential Information.”

2.5.	Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

2.6.	Employee acknowledges that Employee has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1839) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also acknowledges that nothing in this Agreement shall be construed to prohibit Employee from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

3.	Agreement Not to Solicit Customers. Employee agrees that during his employment by Company and for a period of eighteen (18) months following termination of such employment for any reason whatsoever, Employee shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, actually or attempt to, (i) solicit, initiate contact with, call upon, or otherwise enter into a relationship with any customers or actively sought prospective customers of Company with whom Employee had material contact during his employment with Company or about which Employee obtained Confidential Information (collectively, “Customers”), for the purpose of soliciting, selling, diverting to or otherwise providing products or services that are the same or similar to, or otherwise compete with, those of the Company (collectively, “Competitive Activities”), including, without limitation, engaging in the business of design, manufacture or sale of premium fashion products, unless agreed to in writing by both parties; or (ii) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company.

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3.1.	Material Contact. For purposes of this Agreement, “material contact” exists between Employee and each Customer with whom Employee personally interacts on behalf of Company, whether such interaction is conducted in person, in writing, by telephone or by other form of communication.

4.	Agreement Not to Solicit Employees and Independent Contractors. Employee agrees that during Employee’s employment by Company and for a period of eighteen (18) months following termination of such employment for any reason, Employee will not, either directly or indirectly, on Employee’s own behalf or in the service of, or on behalf of others, actively encourage or induce the voluntary termination of, or recruit or hire, or attempt to recruit or hire, any person(s) then employed by or associated with Company as an employee or, on an exclusive basis, an independent contractor, consultant or other supplier of goods or services to the Company (collectively, “Suppliers”), whether or not such recruit or hire is a full-time, part-time or temporary employee, independent contractor or consultant, and whether or not such employment or other engagement is for a determined period or is at-will, for the purpose of employment, consultancy, or serving as an independent contractor for, directly or indirectly, any business entity which engages in the business of design, manufacture and sale of premium fashion products.

5.	Agreement Not to Compete. Employee agrees that during Employee’s employment by Company and for a period of eighteen (18) months following termination of such employment for any reason, Employee will not, either directly or indirectly, on Employee’s own behalf or in the service of or on behalf of others, actually or attempt to, engage in the business of providing products or services that are the same or similar to, or otherwise compete with, those of the Company, including, without limitation, engaging in the business of design, manufacture or sale of premium fashion products, within the Territory (as defined below). As used herein, “Territory” means any state in the United States or any foreign country in which the Company is doing business or in which it is contemplating to do business pursuant to a then current business plan.

6.	Proprietary Rights.

6.1.	Work Product. Employee agrees that all inventions, ideas, writings, works of authorship, technology, discoveries, copyrightable or patentable subject matter, and other work product of any nature whatsoever that ,in whole or in part, that are made, conceived, created, prepared, produced, authored, edited or amended (i) through the use of any of the Company’s Confidential Information or any of the Company’s equipment or facilities or (ii) by Employee, individually or jointly with others, during the period of Employee’s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and till related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall belong exclusively to Company and shall be considered part of Confidential Information (as the case may be) for purposes of this Agreement

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For purposes of his Agreement Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, specifications, customer information, customer lists, manufacturing information, marketing and advertising information, and sales information.

6.2.	Company, its designees, and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Work Product in any and all countries. Employee shall provide reasonable assistance to Company (at Company’s expense) to obtain and from time to lime enforce patents, copyrights, and other statutory or common law Intellectual Property Rights for such Work Product in any and all countries. To that end, Employee shall execute, during and after his employment with Company, all documents reasonably related to the application, procurement, and enforcement of patents, copyrights, and other statutory or common law protections, as the Company or its counsel may request, together with any assignments hereof to Company or its designee.

6.3.	Work Made for Hire; Assignment. Employee acknowledges that, by reason of being engaged by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to the Company, for no additional consideration, Employee’s entire right, title and interest in and to all Work Product and Intellectual Property Rights herein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution hereof, and all rights corresponding hereto throughout the world. Nothing contained in his Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

6.4.	Further Assurances; Power of Attorney. During and after Employee’s employment by the Company, Employee agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company he Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants he Company power of attorney to execute and deliver any such documents on Employee’s behalf in Employee’s name and to do all other lawfully permitted acts to transfer he Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights herein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company’s request (without limiting the rights he Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

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6.5.	Moral Rights. To the extent any copyrights are assigned under this Agreement, Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

6.6.	No License. Employee understands that this Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Employee by the Company.

6.7.	No Infringement. Employee represents and warrants to the Company that all Work Product Employee delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

6.8.	License to Prior Invention. If Employee in the course of Employee’s employment for the Company incorporates into a Company product Work Product that Employee has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company in which Employee has a property right (each, a “Prior Invention”), Employee hereby grants to the Company a perpetual, nonexclusive, royalty free, irrevocable, worldwide license (with the full right to sublicense) to make, have made; modify, use and sell such Prior Invention. Employee hereby represents and warrants that all Prior Inventions have been listed by Employee on Exhibit B hereto or, if no such list is attached, that there are no Prior Inventions. Employee will not incorporate any Work Product owned by any third party into any Company Work Product without the Company’s prior written permission.

6.9.	License to Information and Likeness. The Company shall have the right, but not the obligations, to use Employee’s name, photograph, likeness and approved biographical data for the purpose of advertising marketing promoting publicizing and exploiting any matter related to the Company, its products and services and/or Employee’s duties performed hereunder.

6.10.	Severability. To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an employee agreement the assignment of certain classes of inventions made by an employee, this Section 6 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

7.	Conflicts of Interest. During the term of his employment, Employee shall not engage in activities or practices involving any possible conflict of interest These activities or practices may subject Employee to disciplinary action, up to and including termination of employment. Employee should avoid at all times the appearance of, as well as an actual, conflict of interest

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7.1.	Conflicts of interest activities or practices include, but are not limited to: engaging in business conduct that is damaging to the reputation of the Company, accepting outside employment in any organization that does business with the Company or is a competitor of the Company, investing or having a financial interest in a private company which does business with the Company or having stock ownership in a publicly traded company which does business with the Company if the relationship(s) may influence Employee’s business decisions (this applies to Employee and to close relatives and is applicable at the time of hire and at any time during the course of employment). If an individual does own stock in a company that does business with the Company, the relationship should be disclosed upon employment and all significant business dealings with that company will be reviewed.

7.2.	Employee may not accept gifts from any person or company doing or seeking to do business with the Company. Employees are allowed to accept advertising novelties and other gifts of nominal value.

7.3.	Employee may not give, offer, or promise, directly or indirectly, anything of value to any representative of any company doing business with the Company.

7.4.	Employee may not select vendors on the basis of anything other than the merit of their products or services or prices for such products or services.

7.5.	Discussing company information with the press without prior authorization from management is also a conflict of interest.

8.	Security and Access. Employee agrees and covenants (i) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Employee’s employment by the Company, whether termination is voluntary or involuntary. Employee agrees to notify the Company promptly in the event Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others. Employee acknowledges and agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets, other work areas and other Facilities and Information Technology Resources, is subject to inspection by personnel of the Company at any time with or without notice. Employee acknowledges and agrees that Employee has no expectation of privacy with respect to the Company’s Facilities and Information Technology Resources and that Employee’s activity and any files or messages on or using any of such Facilities and Information Technology Resources may be monitored at any time without notice.

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8.1.	Exit Obligations. Upon (i) voluntary or involuntary termination of Employee’s employment or (ii) the Company’s request at any time during Employee’s employment, Employee shall (a) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to hose hat constitute or contain any Confidential Information or Work Product, hat are in the possession or control of Employee, whether they were provided to Employee by the Company or any of its business associates or created by Employee in connection with Employee’s employment by the Company; and (b) delete or destroy all copies of any such documents and materials following return to the Company hat remain in Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Employee’s possession or control.

9.	Non-disparagement. Employee agrees and covenants hat Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, statements or gestures concerning the Company’s products or services, and existing and prospective customers, suppliers, investors and other associated third parties, or make any maliciously false statements about the Company’s employees and officers. Notwithstanding he foregoing, his Section 8 shall not be interpreted or applied in a manner that would conflict with Employee’s rights, if any, under the NLRA, as defined and described in Section 9 below. Further, this Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) good faith intra-Company communications made for legitimate business reasons.

10.	NLRA Compliance. It is the policy of the Company to comply with the National Labor Relations Act (“NLRA”), including without limitation, Section 7 thereof. Thus, to the extent Employee is covered by the NLRA, nothing herein, or in any other the agreement between Employee and the Company or Company policy, shall prohibit Employee together with other Company employees from (i) self-organizing, forming joining or assisting labor organizations; (ii) bargaining collectively through representatives of their own choosing; (iii) discussing wages, hours, working conditions, other labor policies or unionism or for the purpose of collective bargaining or other mutual aid or protection; or (iv) posting pictures or videos of employees engaged in such activities or other activities involving collective bargaining or other mutual aid or protection. However, the Company has an “open door” policy and encourages employees to address such matters instead with their supervisors or a member of management

11.	Remedies. Employee acknowledges that the Company’s Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Employee, or any other material breach of Employees promises and covenants herein, will cause irreparable harm to the Company, for which remedies at law will not be adequate. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement Employee hereby consents and agrees that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Additionally, each of the covenants and restrictions to which Employee is subject under this Agreement, including, without limitation those in Sections 2 through 4 above, shall each be construed as independent of any other provision in this Agreement or any other agreement between Employee and the Company, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

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12.	Successors and Assigns.

12.1.	Assignment by the Company. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

12.2.	No Assignment by Employee. Employee may not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of purported assignment.

13.	Governing Law; Jurisdiction and Venue; Jury Waiver. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles. Any action or proceeding by either Party against the other Party, including, without limitation, to enforce this Agreement or otherwise relating to or arising out of Employee’s employment with the Company (or the termination thereof), shall be brought only in any state or federal court located in or closest to Broward County, Florida The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue Employee and the Company each hereby waive the right to trial by jury in any such court action or proceeding between them, regardless of the subject matter, including, without limitation, any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Employee’s employment (or the termination thereof) with the Company.

14.	Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

15.	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of the Company (other than Employee). No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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16.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

17.	Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

19.	At-Will Employment; No Oral Agreements. The Company and Employee acknowledge and agree that this Agreement does not affect the ability of either party to terminate their employment relationship, which relationship, unless otherwise agreed to in writing signed by an officer of the Company, may be terminated at any time, for any or no reason. No supervisor, manager or other Company representative has the authority to make any verbal promises, commitments, or statements of any kind regarding the Company’s policies, procedures or any other issues that are legally binding on the Company.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THESE TERMS AND CONDITIONS OF EMPLOYMENT AND AGREES THAT THESE TERMS AND CONDITIONS ARE NECESSARY FOR THE REASONABLE AND PROPER PROTECTION OF THE COMPANY’S BUSINESS. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE IS ENTITLED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS SELECTION PRIOR TO SIGNING, AND HE HAS EITHER DONE SO OR ELECTED TO FOREGO THAT RIGHT.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

MGO GLOBAL INC.

Signature:	/s/ Julian Groves

By: Name: Julian Groves

Title: Chief Operating Officer and Director

EMPLOYEE:

Signature:	/s/ Maximiliano Ojeda

Maximiliano Ojeda

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EXHIBIT B

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

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EXHIBIT C

FORM OF RELEASE
GENERAL RELEASE OF CLAIMS

1.	Maximiliano Ojeda, (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits, as defined under the Executive Employment Agreement made and entered effective as of the 19th day of July 2022, by and between MGO Global Inc., a Delaware corporation, (the “Company”) and the Executive to which this release is attached as Exhibit C to the Employment: Agreement (the “Employment Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”)from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, or use or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of there lease provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (iv) any rights as a holder of equity securities of the Company (clauses (i) through (iv), the “Reserved Claims”).

2.	Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however. Executive shall not have relinquished his right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation or (iii) commence a Proceeding pursuant to the Reserved Clair as. Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

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3.	Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty -one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.	Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of Florida, without giving effect to any choke of law principles.

5.	Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

Maximiliano Ojeda

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